EXHIBIT 99.1

THE READER'S DIGEST ASSOCIATION, INC.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com




           THE READER'S DIGEST ASSOCIATION, INC. ANNOUNCES PRICING OF
                       $300 MILLION SENIOR NOTES OFFERING

         PLEASANTVILLE, N.Y., March 1, 2004 - The Reader's Digest Association, Inc. (NYSE: RDA) today announced that it has agreed to sell and has priced $300 million of 6.50% senior notes due 2011. The company intends to use all of the net proceeds of this offering to repay a portion of outstanding indebtedness under its senior credit facilities.

         The senior notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to certain non-U.S. persons pursuant to Regulation S of the Securities Act.

         The senior notes will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to a U.S. person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

         This announcement is neither an offer to sell nor the solicitation of an offer to buy the senior notes and shall not constitute an offer, solicitation or sale, nor shall there be any sale, in any jurisdiction in which such offer, solicitation or sale is unlawful.

         The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is at www.rd.com.

         This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.